ADMINISTRATION AGREEMENT

            This ADMINISTRATION AGREEMENT, made as of the ____ day of July 2003 among PIONEER MUNICIPAL HIGH INCOME TRUST, a Delaware statutory trust (the "Trust"), PIONEER INVESTMENT MANAGEMENT, INC., a Delaware corporation ("PIM"), and PRINCETON ADMINISTRATORS, L.P., a Delaware limited partnership (the "Administrator").

                                   WITNESSETH:

      WHEREAS, the Trust is a diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Trust and PIM are entering into a Advisory Agreement pursuant to which PIM will provide investment advice to the Trust and be responsible for the portfolio management of the Trust; and

      WHEREAS, the Trust wishes to retain the Administrator and PIM to perform the administrative services contemplated by this Agreement to the Trust.

      NOW, THEREFORE, the parties hereto agree as follows:

1. Duties of the Administrator. The Trust hereby retains the Administrator to act as administrator of the Trust, subject to the supervision and directions of the Board of Trustees of the Trust as herein set forth. Subject to the supervision and direction of PIM, the Administrator shall perform or arrange for the performance of the following administrative and clerical services:

      (a) Calculate or arrange for the calculation and publication of the Trust's net asset value in accordance with the Trust's policy as adopted from time to time by the Board of Trustees;

      (b) Maintain, or arrange for the maintenance of, certain books and records of the Trust, as mutually agreed upon between the parties hereto, that are required under the Investment Company Act;

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      (c)   Provide the Trust with administrative offices and data processing facilities as well as the services of persons competent to perform such administrative and clerical functions as are necessary to provide effective operation of the Trust;

      (d)   Maintain the Trust's expense budget and monitor expense accruals;

      (e) Arrange for payment of the Trusts' expenses, as PIM directs, which may include calculation of various contractual expenses of the Trust's service providers, and the review and approval of invoices for the Trust's account and submission to a Trust officer for authorization of payment in a manner to be agreed upon;

      (f) Oversee and review calculations of fees paid to the Administrator, PIM, the transfer agent and the custodian;

      (g) Compute the Trust's yield, total return, expense ratios and portfolio turnover rate as well as various Trust statistical data as reasonably requested;

      (h) Prepare, for review and approval by officers of the Trust, financial information for the Trust's semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Trust shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

      (i) Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise appropriately prepared by PIM or the Trust's custodian, counsel or auditors;

      (j) Prepare, or arrange for preparation for review, approval and execution by officers of the Trust, the Trust's federal, state and local income tax returns, and any other required tax returns, as may be mutually agreed upon;

      (k) Calculate the Trust's annual net investment income (including net realized short-term capital gain) and net realized long-term capital gain to determine the Trust's minimum annual distributions to shareholders and the tax and accounting treatment of such distributions on a per share basis, to be reviewed by the Trust's independent public accountants;


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      (l)   Prepare for review by an officer of the Trust the Trust's periodic financial reports required to be filed with the Securities and Exchange Commission (the "SEC") on Form N-CSR and Form N-2 and such other reports, forms or filings, as may be mutually agreed upon;

      (m) Prepare such financial information and reports as may be required by any stock exchange or exchanges on which the Trust's shares are listed, and such other information and reports required by such stock exchanges as may be mutually agreed upon;

      (n) Prepare such financial information and reports as may be required by any banks from which the Trust borrows funds;

      (o) Prepare reports related to the Trust's preferred stock, if any, as required by rating agencies;

      (p)   Assist in the preparation and filing of Forms 3, 4 and 5 pursuant to
            Section 16 of the Securities Exchange Act of 1934 and Section 30(f) of the Investment Company Act for the officers and trustees of the Trust, such filings to be based on information provided by those persons and PIM;

      (q) Coordinate the performance of administrative and professional services rendered to the Trust by others, including its custodian, registrar, transfer agent, dividend disbursing agent and dividend reinvestment plan agent, as well as auditing and such other services as may from time to time be mutually agreed;

      (r) Consult as necessary with the Trust's officers, independent accountants, legal counsel, custodian and transfer and dividend disbursing agent in establishing the accounting policies of the Trust;

      (s) Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board of Trustees;

      (t) Provide such assistance to PIM, the custodian and the Trust's counsel and auditors as generally may reasonably be required to properly carry on the business and operations of the Trust;


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      (u)   Respond to, or refer to PIM, the Trust's officers or transfer agent, shareholder inquiries relating to the Trust; and

      (v) Provide such certifications as the Trust shall reasonably require in connection with the contract required under Section 303 and 901 of the Sarbanes-Oxley Act and the implemented regulations of the SEC.

PIM agrees to deliver and to use its reasonable commercial efforts to cause the custodian to deliver, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, daily records of transactions, valuation of investments in United States dollars (which may be based on information provided by a pricing service) and expenses borne by the Trust, the Trust management letter to stockholders and such other information necessary for the Administrator to prepare the above referenced reports and filings, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

All services are to be furnished through the medium of any officer or employee of the Administrator as the Administrator deems appropriate in order to fulfill its obligations hereunder.

Each party shall bear all its own expenses incurred in connection with this Agreement. Printing and dissemination expenses, such as those for reports to shareholders and proxy statements, shall be expenses of the Trust.

2. Services to be provided by PIM. The Trust hereby retains PIM, subject to the supervision and directions of the Board of Trustees of the Trust, to provide the services set forth in Annex A.

3. Compensation of the Administrator. The Trust will pay the Administrator a fee on the first business day of each calendar month for the previous month equal to the greater of (i) $120,000 per annum ($10,000 per month), or (ii) at an annual rate equal to 0.07% of the Trust's Managed Assets (as hereinafter defined). For the purposes of determining fees payable to the Administrator, the value of the Trust's assets shall be computed at the times and in the manner specified in the Trust's Registration Statement on Form N-2, as amended from time to time (the


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      "Registration Statement"). Compensation by the Trust to the Administrator
      shall commence on the date of the first receipt by the Trust of the proceeds of the sale of its shares to the underwriters as described in the Registration Statement, and the fee for the period from the date the Trust shall receive the proceeds of the sale of its shares to the underwriters as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such periods bear to the full monthly period and shall be payable within seven days after the date of termination of this Agreement. "Managed assets" means the total assets of the Trust (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than liabilities representing financial leverage). The liquidation preference on any preferred shares is not a liability.

4. No Compensation to PIM. PIM shall not be entitled to any fee under this Agreement separate from the compensation payable under the Advisory Agreement. PIM shall be entitled to out of pocket expenses incurred in connection with its services under this Agreement.

5.    Limitation of Liability, Indemnification.

      (a) The Administrator or PIM may, with respect to questions of law, apply for and obtain the advice and opinion of legal counsel, and with respect to the application of generally accepted accounting principles or Federal Tax accounting principles, apply for and obtain the advice and opinion of accounting experts, at the reasonable expense of the Trust. The Administrator shall obtain prior permission of the Trust or PIM before obtaining the advice and opinion of legal or accounting experts at the expense of the Trust, and shall not use any counsel or accounting experts to which the Trust or PIM shall reasonably object. The Administrator and PIM shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with this paragraph.


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      (b)   The Administrator shall not be liable to the Trust or PIM, nor shall
            PIM be liable to the Administrator or the Trust, for any action taken or omitted to be taken by the Administrator or PIM, as the case may be, in connection with the performance of any of their respective duties or obligations under this Agreement, and Trust shall indemnify the Administrator and PIM and hold each of them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrator or PIM, as the case may be, in or by reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator or PIM, as the case may be, in connection with the performance of any of their respective duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator or PIM against or entitle or be deemed to entitle the Administrator or PIM to indemnification in respect of any liability to the Administrator, PIM, the Trust or its security holders to which the Administrator or PIM, as the case may be, would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement. Such expenses shall be paid by the Trust in advance of the final disposition of such matter upon invoice by the Administrator or PIM, as the case may be, and receipt by the Trust of an undertaking from the Administrator or PIM, as the case may be, to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

      (c) As used in this Paragraph 3, the term "Administrator" shall include any affiliates of the Administrator performing services for the Trust contemplated hereby, and trustees, officers, agents and employees of the Administrator or such affiliates. As used in this Paragraph 3, the term "PIM" shall include any affiliates of PIM perform services for the Trust contemplated hereby, and Trustees, offices, agents and employees of PIM or such affiliate.

6. Activities of the Administrator and PIM. The services of the Administrator and PIM hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator or PIM to engage in any other business or to render services of any kind to any


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      other corporation, firm, individual or association. Each of the
      Administrator and PIM shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

7. Duration and termination of this Agreement. This Agreement shall become effective as of the date on which the Trust's Registration Statement on Form N-2 shall be declared effective by the SEC and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days prior written notice to the other party hereto.

8. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Trustees of the Trust and such amendment is set forth in a written instrument executed by each of the parties hereto.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict, the Investment Company Act shall control.

10. Counterparts. This Agreement may be executed by the parties hereto in counterparts, and if executed in more than one counterpart, the separate instruments shall constitute one agreement.

11. Notices. Any notice or other communication required to be given in writing pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at P.O. Box 9095, Princeton, New Jersey 08543-9095, Attention: Donald C. Burke, (2) to PIM at 60 State Street, Boston, Massachusetts 02109
      Attention: General Counsel or (c) to the Trust c/o PIM at 60 State Street, Boston, Massachusetts 02109 Attention: General Counsel


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12.   Entire Agreement. This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship among the Trust, PIM and Princeton Administrators L.P. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

13. No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other, except that either party may assign the agreement to another party if such assignment is to a party controlling, controlled by or under common control with the assigning party.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                        PIONEER MUNICIPAL HIGH INCOME TRUST


                                        By
                                           -------------------------------------

                                        Title:
                                               ---------------------------------


                                        PIONEER INVESTMENT MANAGEMENT, INC.


                                        By
                                           -------------------------------------

                                        Title:
                                               ---------------------------------


                                        PRINCETON ADMINISTRATORS, L.P.


                                        By
                                           -------------------------------------

                                        Title:
                                               ---------------------------------


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Annex A - Services to be provided by PIM


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